Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Jianzhi Education Technology Group Company Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Equity	Ordinary shares, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	48,000,000	(3)	$0.1483333	(3)	$7,120,000	$0.0001476	$1,050.92

Total Offering Amounts							$7,120,000		$1,050.92
Total Fee Offsets									—
Net Fee Due									$1,050.92

(1)	The ordinary shares registered hereby may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents six ordinary shares, par value $0.0001 per share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-258293).

(2)	Represents ordinary shares issuable upon vesting or exercise of options and pursuant to other awards granted under the 2024 Share Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the Plan.

(3)	These ordinary shares are reserved for future award grants under the Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $0.89 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on August 26, 2024, and adjusted for the ordinary share-to-ADS ratio.